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                                                                   Exhibit 10.22


                         INCENTIVE STOCK OPTION PLAN OF

                               BIKERS DREAM, INC.
                            a California Corporation



                                PURPOSE OF PLAN

         1. The purpose of this Plan is to strengthen BIKERS DREAM, INC., (hereafter "Corporation") by providing incentive stock options as a means to attract, retain, and motivate corporate personnel.

                             ADMINISTRATION OF PLAN

         2. This Plan shall be administered by a Compensation Committee (hereafter "Committee") composed of members selected by, and serving at the pleasure of, the Board of Directors. The Committee shall have the power to make all determinations necessary for the administration of the Plan, subject to the restrictions on committee powers set forth in Corporations Code Section 311.

                                GRANT OF OPTIONS

         3. BIKERS DREAM, INC. is hereby authorized to grant incentive stock options as defined in Internal Revenue Code Section 422 to any full-time employee. Options may not be granted to employees who own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the corporation, or of its parent or subsidiary, except pursuant to the restrictions set forth in paragraphs 6 and 7. Any option granted under this Plan shall be granted within 10 years from the date this Plan is adopted, or the date this Plan is approved by the shareholders pursuant to paragraph 13, whichever is earlier.

                             STOCK SUBJECT TO PLAN

         4. The aggregate number of shares that may be issued pursuant to options granted under this Plan shall be five hundred thousand (500,000) shares of the Corporation's voting common stock.

                          AGGREGATE FAIR MARKET VALUE

         5. The aggregate fair market value of the stock, as determined in good faith by the Committee at the time the option is granted, with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its parent and subsidiary corporations) shall not exceed $100,000.
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                               EXERCISE OF OPTION

         6. Any option granted pursuant to this Plan shall contain provisions, established by the Committee, setting forth the manner of exercising the option. However, no option granted under this Plan shall be exercisable by its terms after the expiration of 10 years from the grant of the option, and no option granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of the Corporation's stock shall be exercisable by its term after the expiration of five years from the date of the grant. The option may be subject to earlier termination as provided in paragraph 9 hereof.

                 The optionee shall have the right to receive property at the time of exercising the option, so long as the property is subject to inclusion in income under Internal Revenue Code Section 83.

                 The optionee shall be permitted to experience on a cashless basis, that is exercise options while simultaneously selling the underlying shares, provided the underlying shares are registered or subject to an exemption.

                                  OPTION PRICE

         7. The price for a share of stock subject to an option granted pursuant to this Plan shall not be less than the fair market value for the stock at the time the option is granted, as determined by the bid price on the close of the date the option is granted.

                            OPTIONS NONTRANSFERABLE

         8. The terms of any option granted under this Plan shall make the option nontransferable by the options except by will or the laws of descent and distribution, and exercisable only by the optionee during his or her lifetime.

                           TERMINATION OF EMPLOYMENT

         9. An optionee's option shall expire three months after termination of employment for reasons other than death or disability, subject to earlier termination pursuant to P 6 of this Plan. An optionee's option shall expire 12 months after termination of employment due to permanent and total disability, as defined in Internal Revenue Section 22(e)(3), subject to earlier termination pursuant to paragraph 6 of this Plan. If an optionee should die while employed by the Corporation, or its parent, subsidiary, or successor as defined in Section 424 of the Internal Revenue Code, or within the three-month period after termination of employment, the person to whom the optionee's rights pass by will or the laws of descent and distribution may exercise the option for any of the shares not previously exercised during Employee's lifetime, within one year after the optionee's death, subject to earlier termination pursuant to paragraph 6 of this Plan.

                            STOCK SUBJECT TO OPTION





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         10.     The Corporation shall at all times during the term of this
Plan reserve the number of shares of five hundred thousand (500,000) required to meet the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options under this Plan.

                 In the event of a stock split, reverse stock split, stock dividend, combination, or reclassification of the Corporation's stock, an appropriate and proportionate adjustment shall be made in the number of shares to which stock options may be granted. A corresponding change shall be made to the number and kind of shares, and the exercise price per share, of unexercised options.

              MERGER, CONSOLIDATION, OR DISSOLUTION OF CORPORATION

         11. Following the merger of one or more corporations into the Corporation, or any consolidations of the Corporation and one or more corporations in which the Corporation is the surviving corporation, the exercise of options under this Plan shall apply to the shares of the surviving corporation.

                 Notwithstanding any other provision of this Plan, all options under this Plan shall terminate on the dissolution or liquidation of the Corporation, or on any merger or consolidation in which the Corporation is not the surviving corporation.

                               OTHER OPTION TERMS

         12. Any option granted pursuant to this Plan shall contain any other terms that the Board of Directors, the Corporation's legal counsel, or the Committee deems necessary.

                             EFFECTIVE DATE OF PLAN

         13. This Plan shall be effective on approval by the majority vote of shareholders of the Corporation.

                       AMENDMENT AND TERMINATION OF PLAN

         14. The Board of Directors may at any time amend or terminate this Plan. No option may be granted after termination. The amendment or termination of the Plan shall not, however, alter any optionee's rights or obligations under an option previously granted, unless the optionee consents to that alteration.

                              FINANCIAL STATEMENTS

         15. Optionees under this Plan shall receive financial statements annually regarding the Corporation during the period the options are outstanding. The financial statements provided need not comply with Title 10,
Section 260.613 of the California Code of Regulations.

                             Adopted by the Board of Directors on April 4, 1995.





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